Exhibit 10(c)(xv)

August 21, 2003

Mr. Anthony R. Fabiano

4285 Quinwood Lane North

Plymouth, MN 55442

Dear Anthony:

I am pleased to offer you the position of President and Chief Executive Officer of American Science and Engineering, Inc., at a weekly salary of $5,400.00, beginning Monday, September 8, 2003.  This offer is contingent upon the satisfactory completion of background and reference checks.

As a full-time employee, you will be immediately eligible for medical, dental, short-term and long-term disability, and life insurance benefits.  We have enclosed a schedule of benefits and employee costs.  You are also eligible to accrue 20 days of vacation per year.

After six months of employment, you will be automatically enrolled in AS&E’s 401(k) plan with Putnam Investments which also includes a quarterly AS&E stock match based upon your quarterly contribution level and the company’s profitability.  Unless you opt out of the 401(k) program, or unless you specify a different contribution amount, three percent (3%) of your weekly earnings will be deducted from your pay, pre-tax, and deferred into the Putnam Income Fund on your behalf.

In addition to your base cash compensation, you will be immediately eligible to participate in a cash bonus program.  The Board of Directors has determined that your maximum bonus for FY 2004 will be $240,000, pro rated for your period of service, assuming at-plan performance on your part.  “At-plan” performance will be based upon specific goals that will be established by the Board of Directors at or near the commencement of your employment with AS&E.

You will be granted an incentive stock option entitling you to purchase up to 75,000 shares of the company’s common stock subject to the terms and conditions of AS&E’s Stock Option Plan upon approval of the grant by the Board of Directors at its next meeting. The vesting will occur in equal increments on each of the first three anniversaries of the grant date. The strike price for this option will be at the market close price on the American Stock Exchange on the grant date.

You will be nominated for election to a seat on the Board of Directors following the annual meeting on September 25, 2003.

The Board will provide you with an interim performance review in January 2004, after the results of the third quarter (ending December 31, 2003) are released. This review will cover the four months from September 2003 through December 2003.

The Board will provide you with an annual performance review and salary review at the conclusion of FY 2004, after the results of the fourth quarter (ending March 31, 2004) are released.  This review will cover the seven months from September 2003 through March 2004.  Thereafter, the Board will provide you with an annual performance review and salary review at the conclusion of each fiscal year covering the full 12 months of each fiscal year.  Any salary adjustments approved by the Board will take effect on the first Monday in July.

AS&E will reimburse you for reasonable relocation expenses up to a maximum of $50,000.  In addition to this, you will be reimbursed for reasonable travel and living expenses in the period prior to your relocation, not to exceed fifteen (15) months.

If you are terminated on or before March 31, 2004, you will be entitled to severance of six (6) months of salary continuation and twelve (12) months of health insurance continuation.  If you are terminated after March 31, 2004, you will be entitled to twelve (12) months of salary continuation and twelve (12) months of health insurance continuation. AS&E also will provide you with an agreement which protects you in the event of a change of control.

AS&E is an Equal Opportunity and Affirmative Action Employer.  If you are an Individual with a Disability or a Veteran and would like us to know about it, you can fill out the enclosed invitation and return to AS&E or come to the Human Resources Department at any time during your employment.

If you have any questions concerning the position or our company policies, please do not hesitate to call Ted Owens or me at 978-262-8600.

Sincerely yours,

/s/ Roger P. Heinisch

Roger P. Heinisch

Enclosures

ACCEPTED AND AGREED:

/s/ Anthony R. Fabiano	DATE:	8/25/03
Anthony R. Fabiano